As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORAUTUS GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0687976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW,

Suite 313,

Atlanta, Georgia 30308

(404) 526-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

Richard E. Otto

Corautus Genetics Inc.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

(Name and address of agent for service)

(404) 526-6200

(Telephone number, including area code, of agent for service)

Andrew J. Surdykowski, Esq. McKenna Long & Aldridge LLP 303 Peachtree Street, N.E. Suite 5300 Atlanta, Georgia 30308 (404) 527-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,528,031(1)	$5.10(2)	$12,892,958.10(2)	$1,633.54(2)

(1)	Corautus Genetics Inc., a Delaware corporation, is registering 2,528,031 shares of Common Stock, of which 543,170 shares are issuable upon the exercise of outstanding warrants of Corautus Genetics Inc.

(2)	Estimated solely for the purpose of calculating the registration fee which, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, is based upon the average of the high and low prices of Corautus Genetics Inc. Common Stock as quoted on the American Stock Exchange on August 3, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

2,528,031 SHARES

CORAUTUS GENETICS INC.

COMMON STOCK

This prospectus relates to resales of up to 2,528,031 shares of Common Stock of Corautus Genetics Inc. previously issued or to be issued by Corautus Genetics Inc. to the Selling Stockholders. We will not receive any proceeds from the sale of the shares. We will not be paying any underwriting discounts or commissions in this offering.

The Selling Stockholders identified in this prospectus, or their pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We do not know when or in what amount a Selling Stockholder may offer shares for sale, including whether a Selling Stockholder will sell any or all of the shares offered by this prospectus.

Our common stock is traded under the symbol “CAQ” on the American Stock Exchange. On August 3, 2004, the last reported sale price of our common stock on the American Stock Exchange was $5.09 per share. We urge you to obtain current market quotations for our common stock.

The principal executive offices of Corautus Genetics Inc. are located at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308 and our telephone number is (404) 526-6200.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” listed under the heading “Risks and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the Selling Stockholders. Each time a Selling Stockholder sells securities, the Selling Stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the Selling Stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

As used in this prospectus, the terms “we,” “our,” and “us” may, depending on the context, refer to Corautus Genetics Inc., including its consolidated subsidiaries.

-i-

DESCRIPTION OF CORAUTUS GENETICS INC.

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development of innovative gene therapy products for the treatment of cardiovascular and vascular disease.

Corautus, formerly known as GenStar Therapeutics Corporation and UroGen Corp., was formed as a Delaware corporation on June 30, 1995 under the name UroGen Corp. UroGen operated as a division of Medstone International, Inc. between July 1, 1991 (Inception) and June 30, 1995. UroGen changed its name to GenStar Therapeutics Corporation in March 2000. Our original mission was to develop products to treat diseases in urology, with a particular interest in prostate cancer. We had licensed technology that used the IL-3 gene to treat several types of cancer, but did not have technology to deliver the gene. On July 8, 1998, we entered into an agreement with Baxter Healthcare Corporation in which we acquired the exclusive rights to gene delivery technologies and laboratory equipment. The gene delivery technology was used to enhance our existing technology and to develop products to deliver other genes. Prior to our license of the technology, Baxter had been developing this technology for the treatment of hemophilia and cancer and had continued to fund the development of our MAX-AD FVIII product for hemophilia through the date of treatment of the first patient in a clinical trial for that product in June 2001.

On February 5, 2003, GenStar Therapeutics Corporation completed a merger with Vascular Genetics Inc. and concurrently changed its name to Corautus Genetics Inc. The focus of the combined entity is the clinical development of gene therapy products using a vascular growth factor gene, VEGF-2, for the treatment of severe cardiovascular and vascular disease.

The shares of our common stock and options and warrants to purchase our common stock issued to the Vascular Genetics stockholders in connection with the merger represented approximately 50% of our outstanding common stock immediately after the merger, assuming exercise of all outstanding options and warrants to purchase common stock and the conversion of all preferred stock, but excluding the conversion of our Series C preferred stock. Because our Series C preferred stock is convertible at the fair value at the date it becomes convertible, which has not yet occurred, and the merger was structured as a merger of equals, the total shares issued to Vascular Genetics stockholders included an additional 71,429 shares in lieu of shares attributable to the conversion of the Series C preferred stock.

On July 30, 2003, we entered into a strategic alliance with Boston Scientific Corporation to develop and commercialize VEGF-2 gene therapy products to treat cardiovascular disease. Boston Scientific made a $9,000,000 investment in exchange for 1,385,377 shares of Series D Preferred Stock. Additionally, Boston Scientific paid a $1,000,000 license fee for certain intellectual property, which will be recognized as revenue over the term of the license of approximately 12 years. Boston Scientific also committed to purchasing up to $15 million of convertible debt from us based on achievement of certain milestones; $7.5 million of the available $15 million has been issued. Boston Scientific has obtained exclusive rights to distribute our VEGF-2 gene therapy products if and when regulatory approval is obtained.

The FDA approved our protocol for the Phase IIb clinical trial of the VEGF-2 gene in July 2004. We currently anticipate commencement of our Phase IIb clinical trial for our VEGF-2 product candidate for the treatment of severe coronary artery disease in the third quarter of 2004. To this end, we are currently working to finalize agreements with potential clinical sites for clinical testing. The Phase IIb clinical trial is expected to be a greater than 400 patient, multi-center, randomized, double-blind, dose ranging placebo-controlled study. As in earlier trials, the primary endpoint will be the measurement of any difference in Exercise Tolerance Time (treadmill time) and the two secondary endpoints are to be Nuclear Perfusion Imaging (SPECT) to show a decrease in ischemic tissue and a decrease in angina. This study is designed for Class III and Class IV angina patients who have been unresponsive to conventional therapy, such as medication, surgery or minimally invasive interventional procedures. Our research and development costs are expected to increase significantly as the trial progresses.

SECURITIES OFFERED

This prospectus relates to 2,528,031 shares of our common stock offered for resale for the account of the Selling Stockholders who currently hold those shares or will hold them upon issuance to them by us. The shares of common stock were issued or are issuable to the Selling Stockholders in connection with (i) a private placement transaction that closed on July 7, 2004 in which we sold 1,886,952 shares of our common stock and warrants exercisable for 471,738 shares of our common stock pursuant to a Common Stock and Warrant Purchase Agreement, (ii) a private placement transaction that closed on May 7, 2004 in which we sold 97,909 shares of our common stock to certain current or former directors, officers and advisors of Corautus and its subsidiaries, or (iii) an issuance to two of our executive officers of warrants exercisable for an aggregate of 71,432 shares of our common stock. Our common stock is listed on the American Stock Exchange and trades under the symbol “CAQ.” On August 3, 2004, the last reported sale price of our common stock on the American Stock Exchange was $5.09 per share.

RISK FACTORS

Please see the Risk Factors listed under the heading “Risks and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

We believe it is important to communicate our expectations to investors. However, there may be events in the future that we are not able to predict accurately or that we do not fully control that could cause actual results to differ materially from those expressed or implied. This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates and other risks that could cause actual results to differ materially. The forward-looking statements are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All proceeds will be payable solely to the Selling Stockholders.

The Selling Stockholders will pay any expenses customarily borne by selling stockholders (including underwriting discounts, commissions and fees and expenses of counsel to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The shares of common stock were issued or are issuable to the Selling Stockholders in connection with (i) a private placement transaction that closed on July 7, 2004 in which we sold 1,886,952 shares of our common stock and warrants exercisable for 471,738 shares of our common stock pursuant to a Common Stock and Warrant Purchase Agreement, (ii) a private placement transaction that closed on May 7, 2004 in which we sold 97,909 shares of our common stock to certain current or former directors, officers and advisors of Corautus and its subsidiaries or (iii) an issuance to two of our executive officers of warrants exercisable for an aggregate of 71,432 shares of our common stock. The following table sets forth, to our knowledge, certain information about the Selling Stockholders as of August 2, 2004.

We do not know when or in what amounts a Selling Stockholder may offer shares for sale. We also do not know if the Selling Stockholders will sell any or all of the shares offered by this prospectus. Because the Selling

Stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders. The percent of beneficial ownership for each stockholder is based on 13,515,967 shares of common stock outstanding as of August 3, 2004.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)		Number of Shares of Common Stock Being Offered		Shares of Common Stock to be Beneficially Owned After the Offering
					Number	Percentage
Iroquois Capital, L.P.	443,005	(3)	443,005	(3)	0	—
Highline Capital Partners, LP	39,030	(4)	39,030	(4)	0	—
Highline Capital Partners, QP LP	101,600	(5)	101,600	(5)	0	—
Highline Capital International, Ltd.	218,565	(6)	218,565	(6)	0	—
Bonanza Master Fund Ltd.	239,460	(7)	239,460	(7)	0	—
DKR SoundShore Oasis Holding Fund Ltd.	95,784	(8)	95,784	(8)	0	—
DKR SoundShore Strategic Holding Fund Ltd.	23,946	(9)	23,946	(9)	0	—
Bluegrass Growth Fund, LP	89,795	(10)	89,795	(10)	0	—
Bluegrass Growth Fund, Ltd.	89,795	(10)	89,795	(10)	0	—
BayStar Capital II, L.P.	239,460	(7)	239,460	(7)	0	—
Smithfield Fiduciary LLC	359,195	(11)	359,195	(11)	0	—
Omicron Master Trust	179,595	(12)	179,595	(12)	0	—
The Walters Group	694,588		239,460	(7)	455,128	3.32%
Robert T. Atwood Executive Vice President, Chief Financial Officer and Secretary, Director	691,971		40,716	(13)	651,255	4.60%
Jack W. Callicutt Vice President of Finance and Administration and Chief Accounting Officer	31,000		1,000		30,000	*
Eric N. Falkenberg Director	95,000		10,000		85,000	*
James C. Gilstrap Director	141,825		25,000		116,825	*
John R. Larson Director	139,677		18,000		121,677	*
Ronald Merriman Director	1,500		1,500		0	—
Dr. F. Richard Nichol Director	1,000		1,000		0	—
Richard E. Otto President and Chief Executive Officer, Director	706,429		40,716	(13)	665,713	4.70%
Daniel Pharand Former Director	66,492		2,000		64,492	*
Dr. Ivor Royston Director	204,864		10,909		193,955	1.43%
Victor W. Schmitt Director	83,449		10,000		73,449	*
Robert E. Tritt Legal Advisor	4,992		2,500		2,492	*
Dr. Richard Schatz Former Director of Subsidiary	129,770		6,000		123,770	*

TOTAL			2,528,031

*	Less than 1%

(1)	The term “Selling Stockholders” includes donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a named Selling Stockholder as a gift, pledge or other non-sale related transfer.

(2)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

(3)	Includes a warrant to purchase 88,601 shares of Corautus common stock at an exercise price of $8.064 per share.

(4)	Includes a warrant to purchase 7,806 shares of Corautus common stock at an exercise price of $8.064 per share.

(5)	Includes a warrant to purchase 20,320 shares of Corautus common stock at an exercise price of $8.064 per share.

(6)	Includes a warrant to purchase 43,713 shares of Corautus common stock at an exercise price of $8.064 per share.

(7)	Includes a warrant to purchase 47,892 shares of Corautus common stock at an exercise price of $8.064 per share.

(8)	Includes a warrant to purchase 19,156 shares of Corautus common stock at an exercise price of $8.064 per share.

(9)	Includes a warrant to purchase 4,790 shares of Corautus common stock at an exercise price of $8.064 per share.

(10)	Includes a warrant to purchase 17,959 shares of Corautus common stock at an exercise price of $8.064 per share.

(11)	Includes a warrant to purchase 71,839 shares of Corautus common stock at an exercise price of $8.064 per share.

(12)	Includes a warrant to purchase 35,919 shares of Corautus common stock at an exercise price of $8.064 per share.

(13)	Includes a warrant to purchase 35,716 shares of Corautus common stock that was granted in May 2003 at an exercise price of $1.30, which was the fair market value of Corautus common stock as quoted on the American Stock Exchange at the time of grant.

The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares or their warrants, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their shares. If required, we may identify and provide additional Selling Stockholders and information with respect to them in one or more prospectus supplements.

Other than performing the tasks of officer, director or advisor as indicated in the above chart or purchasing shares of Corautus common stock in the previously disclosed private placement transactions, the Selling Stockholders have not had any material relationships with us within the past three years, other than the purchase of the Common Stock hereunder registered.

DILUTION

This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the Selling Stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Other than existing plans entered into under Rule 10b5-1 of the Securities Exchange Act of 1934 by certain of our directors and advisors, the Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McKenna Long & Aldridge LLP, Atlanta, Georgia. McKenna Long & Aldridge LLP is the owner of 11,964 shares of Corautus common stock.

EXPERTS

The consolidated financial statements of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) appearing in Corautus Genetics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the documents we file at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Also, the SEC maintains a world wide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus and any prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, including any filings after the date of this prospectus and any prospectus supplement, until the Selling Stockholders have sold all of the shares of Common Stock to which this prospectus and any prospectus supplement relates or the offering is otherwise terminated. Additionally, we incorporate by reference all documents that we may file with the SEC after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement in a document incorporated by reference into this prospectus and any prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus and any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(3) Current Reports on Form 8-K filed January 13, 2004, January 23, 2004, February 2, 2004, March 19, 2004, July 8, 2004, July 15, 2004, and July 27, 2004.

(4) The description of Corautus’ common stock as contained in Corautus’ Registration Statement on Form 8-A as filed with the SEC on April 17, 2000, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

Corautus Genetics Inc.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

Telephone: (404) 526-6200

2,528,031 Shares

CORAUTUS GENETICS INC.

Common Stock

PROSPECTUS

August 5, 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of Corautus Genetics Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Corautus common stock. All dealers that effect transactions in these securities may be required to deliver a prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$1,633.54
Printing fees	5,000.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	8,500.00
Miscellaneous fees	1,000.00

Total	$31,133.54

The foregoing, except for the SEC registration fee, are estimates. We will pay all of the above expenses. The Selling Stockholders will be responsible for all expenses customarily borne by Selling Stockholders (including underwriting discounts, commissions and fees and expenses of counsel).

Item 15.	Indemnification of Directors and Officers

We are empowered by the laws of the state of Delaware, subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Corautus. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. Our Second Amended and Restated Bylaws provide for indemnification for our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnity agreements with our officers and directors providing, in each case, for the indemnification by Corautus of such individuals for all losses and related expenses (subject to certain limitations) incurred by them arising out of the discharge of their respective duties as directors and/or officers of Corautus.

The foregoing statements are subject to the detailed provisions of Delaware law, our Restated Certificate of Incorporation and our Second Amended and Restated Bylaws.

Pursuant to Delaware law, Article VII of our Restated Certificate of Incorporation provides that no director of Corautus shall be personally liable to Corautus or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his or her duty of loyalty to Corautus or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) in connection with the unlawful payment of dividends or an unlawful stock purchase or redemption under Delaware Law, or (4) for any transaction from which the director derived an improper personal benefit.

We have purchased and currently maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our Certification of Incorporation, Bylaws or Delaware law.

ITEM 16.	EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form 10-SB filed February 9, 1996)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB filed March 30, 2000)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of our Annual Report on Form 10-K filed March 28, 2003)

4.4	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K filed March 28, 2003)

4.5	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 our Annual Report on Form 10-K filed March 28, 2003)

4.6	Certificate of Designation of Preferences and Rights of Series D Preferred Stock (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed August 14, 2003)

4.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.10 of our Annual Report on Form 10-K filed March 30, 2004)

4.8	Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Robert T. Atwood dated May 13, 2003

4.9	First Amendment to the Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Robert T. Atwood by Corautus Genetics Inc. and Robert T. Atwood dated as of August 23, 2003

4.10	Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Richard E. Otto dated May 13, 2003

5.1	Opinion of McKenna Long & Aldridge LLP

10.1	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated July 7, 2004

10.2	Form of Subscription Agreement entered into between Corautus Genetics Inc. and each of Richard E. Otto, Robert T. Atwood, James C. Gilstrap, Dr. Ivor Royston, John R. Larson, Eric N. Falkenberg, Ronald Merriman, Victor W. Schmitt, Dr. F. Richard Nichol, Daniel Pharand, Dr. Richard A. Schatz, Jack W. Callicutt, and Robert E. Tritt, dated May 10, 2004

23.1	Consent of Ernst & Young LLP

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1 above)

24.1	Powers of Attorney (see signature page to this registration statement)

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 5, 2004.

CORAUTUS GENETICS INC. (Registrant)

By:	/s/ Robert T. Atwood
Robert T. Atwood
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert T. Atwood, Jack W. Callicutt and Richard E. Otto, and each of them, as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents (or any of them), or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated as of August 5, 2004, have signed this registration statement.

Signatures	Title

/s/ James C. Gilstrap James C. Gilstrap	Chairman of the Board

/s/ Richard E. Otto Richard E. Otto	President and Chief Executive Officer (Principal Executive Officer) Director

/s/ Robert T. Atwood Robert T. Atwood	Executive Vice President and Chief Financial Officer (Principal Financial Officer) Director

/s/ Jack W. Callicutt Jack W. Callicutt	Vice President Finance and Administration (Principal Accounting Officer)

/s/ Eric N. Falkenberg Eric N. Falkenberg	Director

/s/ John R. Larson John R. Larson	Director

/s/ Ronald Merriman Ronald Merriman	Director

/s/ F. Richard Nichol F. Richard Nichol	Director

/s/ Ivor Royston Ivor Royston	Director

/s/ Victor W. Schmitt Victor W. Schmitt	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form 10-SB filed February 9, 1996)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB filed March 30, 2000)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of our Annual Report on Form 10-K filed March 28, 2003)

4.4	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K filed March 28, 2003)

4.5	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 our Annual Report on Form 10-K filed March 28, 2003)

4.6	Certificate of Designation of Preferences and Rights of Series D Preferred Stock (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed August 14, 2003)

4.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.10 of our Annual Report on Form 10-K filed March 30, 2004)

4.8	Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Robert T. Atwood dated May 13, 2003

4.9	First Amendment to the Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Robert T. Atwood by Corautus Genetics Inc. and Robert T. Atwood dated as of August 23, 2003

4.10	Warrant to Purchase Common Stock of Corautus Genetics Inc. Issued to Richard E. Otto dated May 13, 2003

5.1	Opinion of McKenna Long & Aldridge LLP

10.1	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated July 7, 2004

10.2	Form of Subscription Agreement entered into between Corautus Genetics Inc. and each of Richard E. Otto, Robert T. Atwood, James C. Gilstrap, Dr. Ivor Royston, John R. Larson, Eric N. Falkenberg, Ronald Merriman, Victor W. Schmitt, Dr. F. Richard Nichol, Daniel Pharand, Dr. Richard A. Schatz, Jack W. Callicutt, and Robert E. Tritt, dated May 10, 2004

23.1	Consent of Ernst & Young LLP

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1 above)

24.1	Powers of Attorney (see signature page to this registration statement)